Exhibit 10.13

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

LICENSE AND DEVELOPMENT AGREEMENT

This License and Development Agreement (the “Agreement”) is made as of August 2, 2006 (the “Effective Date”) by and between BioDelivery Sciences International, Inc., a Delaware corporation with an office at 2501 Aerial Center Parkway, Suite 205, Morrisville, North Carolina 27560 USA (“Parent”), its wholly-owned subsidiary Arius Pharmaceuticals, Inc., a Delaware corporation with an office at the same address (“Arius”, and together with Parent, “BDSI”) and Meda AB, a Swedish corporation with its principal office at Pipers väg 2 A, SE-170 09, Solna, Sweden (“Meda”). BDSI and Meda are sometimes referred to collectively herein as the “Parties” or singly as a “Party.”

RECITALS

WHEREAS, BDSI wishes to grant to Meda, and Meda wishes to obtain from BDSI, an exclusive license to develop, manufacture (or have manufactured), market, advertise, promote, distribute, offer for sale, sell, export, and import BDSI’s BEMA fentanyl product in Europe on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meaning set forth below:

“ADE” means any Adverse Event associated with the Licensed Product or the Demonstration Samples (including Adverse Drug Reactions).

“Adverse Event” or “AE” means any untoward medical occurrence in a patient or clinical investigation subject administered Licensed Products or Demonstration Samples and which does not necessarily have to have a causal relationship with such treatment.

“Adverse Reaction” or “Adverse Drug Reaction” or “ADR” means a response to Licensed Product or Demonstration Sample which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modification of physiological function.

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“Affiliate” means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party. For the purposes of this definition, the term “owns” (including, with correlative meanings, the terms “owned by” and “under common ownership with”) as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

“API” means an active pharmaceutical ingredient.

“Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of the Licensed Product or the performance of either Party’s obligations under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Licensed Product in the Territory, to the extent relevant, all Good Manufacturing Practices or Good Clinical Practices standards or guidelines promulgated by the FDA or other Competent Authorities, all laws, rules, regulations, and guidelines applicable to the manufacture, use, shipment, handling, sale, marketing, and distribution of fentanyl as a Schedule II controlled substance under the United States’ Controlled Substances Act and any similar foreign laws, rules, and regulations, and trade association guidelines (including but not limited to, with respect to all of the foregoing, those which apply to the handling of narcotics), where applicable.

“Applicable Royalty Percentage” means *** percent (***%).

“BEMA” means the proprietary bioerodible, mucoadhesive multi-layer polymer film technology Controlled by BDSI or Arius Two.

“Books and Records” means, in whatever media, any and all books and records, reports and accounts in connection with or related to the Licensed Product, the Development Program, Competent Authorities, Applicable Laws or this Agreement. Books and Records shall also include any market research and competitive reports, marketing reports, and related data.

“BDSI-Supplied Unit” means a Unit supplied by or on behalf of BDSI to Meda or its Affiliates under the Supply Agreement.

“CDC Agreement” means that certain Clinical Development and License Agreement between BDSI and CDC IV, LLC (“CDC”) dated July 14, 2005, to the extent attached hereto and as amended February 15, 2006 and May 16, 2006, and subject to that certain Sublicensing Consent and Amendment between BDSI and CDC dated August 2, 2006 (the “CDC Consent”); the body of such Clinical Development and License Agreement (but not its exhibits), the referenced amendment, and the CDC Consent are attached hereto as Exhibit A.

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treatment are being requested are denoted with “***”.

“Bundled Product” means the Licensed Product when sold together with any other products and/or services within the Territory at a unit price, whether packaged together or separately with another pharmaceutical product or other device, equipment, instrumentation, or other components (other than solely containers or packaging exclusively for the Licensed Product).

***

“Commercial Sale” means the sale for use, consumption or resale of each Licensed Product in the Territory by Meda, its Affiliates, or Sublicensees. A sale to an Affiliate or Sublicensee shall not constitute a Commercial Sale unless the Affiliate is the end user of the Licensed Product.

“Commercially Reasonable Efforts” means, except as otherwise explicitly set forth in this Agreement, efforts consistent with the reasonable exercise of prudent scientific and business judgment and generally accepted practices in the pharmaceutical industry, as applied to similar products having comparable market potential. “Comparable market potential” shall be *** Commercially Reasonable Efforts requires that ***

“Competent Authorities” means collectively the governmental entities in the Territory responsible for the regulation of medicinal products intended for human use, including but not limited to the EMEA.

“Confidential Information” means any confidential or proprietary information of a Party, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

(c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the receiving Party, as evidenced by its written records maintained in the ordinary course of business, without knowledge of, and without the aid, application or use of, the disclosing Party’s Confidential Information; or

(e) is the subject of a written permission to disclose provided by the disclosing Party.

“Control” means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing on the Effective Date or, with respect to any intellectual property rights acquired

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from a Third Party following the Effective Date, any agreements in effect at the time such rights are acquired.

“Demonstration Samples” means Units, lacking fentanyl, used to demonstrate the manner in which the Licensed Product is prepared and used, and labeled “demonstration samples, for demonstration purposes only.”

“Development Costs” means the total direct and indirect costs incurred by Meda or BDSI in performing their respective obligations under the Development Program or this Agreement, including but not limited to any travel, out-of-pocket, and Third Party costs.

“Development Program” means, with respect to the Territory, the plan for completing Product Development for the Licensed Product and obtaining Governmental Approvals for the Licensed Product, including ***.

“EMEA” means the European Agency for the Evaluation of Medicinal Products.

“ESC” means the European Steering Committee established pursuant to Section 2.06 below.

“FDA” means the United States Food and Drug Administration.

“Field” means the treatment of breakthrough cancer pain.

“FTE” means the equivalent of one person working full time for one 12-month period in a research, development, commercialization, regulatory or other relevant capacity, approximating *** hours per year. In the interests of clarity, though, a single individual who works more than *** hours in a single year shall be treated as one FTE regardless of the number of hours worked.

“First Commercial Sale” means the first Commercial Sale of the Licensed Product in the Territory.

“Good Clinical Practices” means good clinical practices as defined in 21 CFR § 50 et seq. and § 312 et seq. and equivalent standards established by Competent Authorities with respect to the Territory.

“Governmental Approval” means all permits, licenses and authorizations, including but not limited to, import permits and Marketing Authorizations required by any Competent Authority as a prerequisite to the manufacturing, marketing or selling of the Licensed Product for human therapeutic use in the Territory.

“HICP EU” means the Harmonised Index of Consumer Prices as calculated on an annual basis by the European Union across all member nations.

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“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board, applied on a basis consistent throughout the periods indicated and consistent with each other.

“Improvements” means any and all developments, inventions or discoveries relating to the Licensed Technology developed or acquired by, or under the Control of, a Party or, in the case of BDSI, Arius Two at any time during the Term and shall include, but not be limited to, such developments intended to enhance the safety and/or efficacy of the Licensed Product.

“Know-How” means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

“Licensed Know-How” means all Know-How related to BEMA which is under the Control of BDSI or Arius Two as of the Effective Date, or is created or acquired by, or under the Control of, BDSI or Arius Two during the Term including, but not limited to, data and documentation of clinical trials, pharmacological, toxicological, clinical, assay, control, and manufacturing data, techniques, processes, methods, or systems, and any other information relating to BEMA, all as of the Effective Date and during the Term, which is not covered by the Licensed Patent Rights, but is or would be necessary or useful to develop, manufacture (or prepare for the manufacture of), or commercialize the Licensed Product.

“Licensed Patent Rights” means all Patent Rights in the Territory related to the patents and patent applications listed on Exhibit C, claiming BEMA, any Improvement, or which are necessary or appropriate to develop, manufacture and commercialize the Licensed Product in the Territory, and that are under the Control of BDSI or Arius Two as of the Effective Date or that come under BDSI’s or Arius Two’s Control during the Term.

“Licensed Product” means individually and collectively the BEMA-based product which (i) contains fentanyl as it sole API, (ii) ***, (iii) would, but for the licenses granted under this Agreement, infringe one or more claims of the Licensed Patent Rights, and (iv) ***, provided that, after the expiration of the Initial Term in a particular country, the “Licensed Product” in such country shall be deemed to be the BEMA-based product which (1) contains fentanyl as it sole API, (2) ***, and (3) was sold in such country as a Licensed Product by Meda, its Affiliates, or Sublicensees in such country during the Initial Term under this Agreement.

“Licensed Technology” means the Licensed Patent Rights and the Licensed Know-How.

“Marks” means “BEMA” and “BEMA Fentanyl”, alone or accompanied by any logo or design and any non-English language equivalents in figure, sound or meaning, whether registered or not.

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

“Meda Marks” means any trademarks, servicemarks, tradedress, or logos used by Meda specifically for the Licensed Product at any time in connection with the use, development, promotion, marketing, distribution, offer for sale, or sale of the Licensed Product in the Territory.

“Marketing Authorization” means all necessary and appropriate regulatory approvals, including but not limited to variations thereto and, if applicable or reasonably advisable with respect to a particular jurisdiction, Pricing and Reimbursement Approvals to put the Licensed Product on the market for sale for human therapeutic use in a particular jurisdiction in the Territory.

“Minimum Unit Price” means ***.

“NDA” means a new drug application, all amendments and supplements thereto, and all additional documentation required to be filed with the FDA for approval to commence commercial sale of the Licensed Product in the United States.

“Net Sales” means the gross amounts invoiced by Meda, its Affiliates, and their Sublicensees for their sales of Licensed Products to Third Parties in bona fide arm’s length transactions, less the following items: ***

Licensed Products shall be considered sold when billed out or invoiced. Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with IFRS.

In the event Meda or any Affiliate thereof transfers Licensed Product to a Third Party in a bona fide arm’s length transaction for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm’s length transaction, ***.

Notwithstanding anything to the contrary, in the event that Meda, its Affiliates, or its Sublicensees sells Licensed Product to a Third Party at a discount that is greater than the discount generally given to such Third Party for their other products sold to such Third Party (including establishing a list price at a lower than normal level), then Net Sales to such Third Party shall be deemed to be equal to the arm’s length price that the Third Party would generally pay for such Licensed Product alone when not purchasing other products or services from Meda, its Affiliates, or Sublicensees.

“Net Unit Royalty” means, for a particular Unit, ***.

“Non-Royalty Sublicensing Revenue” means all ***, if granted by BDSI, to the relevant sublicense under Section 3.02(a) below.

“Packaging” means any and all containers, cartons, shipping cases, inserts, package inserts or other similar material, including instructions for use, used in packaging or accompanying the Licensed Product.

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

“Patent Rights” means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and domestic and foreign counterparts of the foregoing, and all improvements, supplements, modifications or additions.

“Phase III” means an expanded controlled or uncontrolled clinical trial performed after preliminary evidence suggesting effectiveness of the Licensed Product has been obtained, in order to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Licensed Product and to provide an adequate basis for physician labeling.

“Phase IV” means, as applicable, a study or program designed to obtain additional safety or efficacy data, detect new uses for or abuses of the Licensed Product, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after regulatory approval of the Licensed Product.

“PMS” means any non-interventional post marketing surveillance study conducted within the conditions and terms of the approved Summary of Product Characteristics (SPC) or under normal conditions of use. Synonym used is post-authorization study. Post-authorization safety studies may sometimes also fall within this definition.

“Pricing and Reimbursement Approvals” means any pricing and reimbursement approvals which may or must be obtained before placing the Licensed Product on the market in a particular jurisdiction in the Territory.

“Prime Rate of Interest” means the prime rate of interest published from time to time in the Wall Street Journal as the prime rate; provided, however that if the Wall Street Journal does not publish the Prime Rate of Interest, then the term “Prime Rate of Interest” shall mean the rate of interest publicly announced by Bank of America, N.A., as its Prime Rate, Base Rate, Reference Rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

“Product Development” means Meda’s use of Commercially Reasonable Efforts to take, at its sole cost and expense, all actions reasonably necessary in connection with seeking and obtaining Governmental Approval of the Licensed Product in the Territory.

“Product Price” means BDSI’s *** costs of supplying a particular Unit to Meda under the Supply Agreement, which shall include but not be limited to ***.

“Product Recall” means any recall, market withdrawal, or field correction of the Licensed Product from or in the Territory.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

“Arius Two Agreement” means that certain License Agreement executed between Arius and Arius Two, Inc. (“Arius Two”), dated August 2, 2006, as amended August 2, 2006, and subject to the Sublicensing Consent executed by Arius Two and Arius dated August 2, 2006 (the “Arius Two Consent”); such License Agreement, its aforementioned amendments, and the Arius Two Consent are attached hereto as Exhibit D.

“Royalty” means the ***.

“Royalty Quarter” means, for the first Royalty Quarter, the period commencing on the earlier of the date of (i) the First Commercial Sale or (ii) Meda’s or its Affiliates’ initial receipt of Non-Royalty Sublicensing Revenue and ending on the last day of that calendar quarter; and, for subsequent Royalty Quarters, the successive calendar quarters thereafter.

“Royalty Year” means for the first Royalty Year, the period commencing on earlier of the date of (i) the First Commercial Sale or (ii) Meda’s or its Affiliates’ initial receipt of Non-Royalty Sublicensing Revenue and ending on December 31st of such calendar year; and for subsequent Royalty Years, the successive calendar years thereafter.

“Serious Adverse Event” or “SAE” means an Adverse Event that at any dose (i) results in death, (ii) is life-threatening, (iii) requires inpatient hospitalization or prolongation of existing hospitalization, (iv) results in persistent or significant disability/incapacity, or (v) is a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgement indicates that expedited reporting is appropriate under Applicable Laws.

“Serious Adverse Reaction” or “SAR” means an Adverse Reaction that at any dose (i) results in death, (ii) is life-threatening, (iii) requires inpatient hospitalization or prolongation of existing hospitalization, (iv) results in persistent or significant disability/incapacity, or (v) is a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgement indicates that expedited reporting is appropriate under Applicable Laws.

“Sublicensee” means any Third Party, other than an Affiliate of Meda, to whom Meda sublicenses any of its rights under this Agreement.

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“Subsequent Term” means, on a country-by-country basis, the period beginning on the expiration of the Initial Term in a particular country and continuing until the termination of this Agreement with respect to such country.

“Supply Price” means, ***.

“Initial Term” means the period of time commencing on the First Commercial Sale of the Licensed Product in the Territory and ending, on a country-by-country basis, on the later of (i) expiration of the last to expire of the Licensed Patent Rights covering the Licensed Product in such country, (ii) the last-to-expire form of regulatory exclusivity, if any, granted by any governmental or regulatory body in such country with respect to the Licensed Product, or (iii) the fifteenth anniversary of the First Commercial Sale of the Licensed Product in such country.

“Term” means the Initial Term and the Subsequent Term.

“Territory” means the countries specified on Exhibit E attached hereto.

“Third Party” means any entity other than: (a) BDSI, (b) Meda, or (c) an Affiliate of BDSI or Meda.

“Transfer Price” means an amount equal to the greater of (i) *** (“Estimated Average Unit Price”), or (ii) ***.

“Unexpected Adverse Reaction” means an Adverse Reaction, the nature or severity of which is not consistent with the applicable information concerning the Licensed Product or Demonstration Sample (e.g. Investigator’s Brochure for the Licensed Product).

“Unit” means a single saleable unit of Licensed Product and its Packaging.

Section 1.02 Interpretation. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (a) each reference in this Agreement to a designated “Section” or “Exhibit” is to the corresponding Section or Exhibit of or to this Agreement; (b) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) “including” shall mean “including, without limitation”; (d) references to Applicable Laws shall mean such Applicable Laws in effect during the Term (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Date); (e) references to “US$” or “dollars” shall mean the lawful currency of the United States; (f) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (g) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (h) references to “days” shall mean calendar days; (i) references to months or years shall be to the actual calendar months or years at issue (taking

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into account the actual number of days in any such month or year); and (j) days, business days and times of day shall be determined by reference to local time in Raleigh, North Carolina.

ARTICLE II

DEVELOPMENT

Section 2.01 Meda Development.

(a) Meda shall use Commercially Reasonable Efforts to pursue Product Development for the Licensed Product in the Territory. Meda will carry out development work substantially pursuant to the Development Program. Notwithstanding anything to the contrary, Meda shall be entitled to carry out the Development Program through the use of Third Party contractors, provided that Meda shall be responsible and liable for such Third Party’s performance of and compliance with Meda’s obligations hereunder. Notwithstanding the exclusivity of Section 3.02(a), if Meda fails to use Commercially Reasonable Efforts to pursue Product Development in accordance with this Section 2.01(a), ***. The Development Program may, save for in respect of BDSI’s obligations thereunder (which, notwithstanding anything to the contrary in this Agreement, may only be amended upon the written agreement of BDSI with respect thereto), be amended by Meda from time to time, subject to the advance review and approval by the ESC, such approval not to be unreasonably withheld.

(b) Meda shall provide BDSI with written reports regarding the status and progress of the development of the Licensed Product in the Territory at least once per calendar quarter during the Term, which reports shall be delivered no later than *** following the end of the applicable quarter.

(c) Meda shall maintain Books and Records in connection with the Development Program in accordance with Applicable Laws and otherwise in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including to obtain Governmental Approvals, and shall properly reflect all material work done and results achieved by Meda in the performance of the Development Program in such Books and Records. BDSI and its designees (provided that such designees have entered into undertakings of confidentiality and non use which have been approved by Meda, such approval not to be unreasonably withheld) have, solely for the purposes of (i) establishing that Meda undertakes Commercially Reasonable Efforts in accordance with Section 2.01 (a), (ii) enabling BDSI to exercise and enforce its rights under this Agreement (including but not limited to its right of reference with respect to the data and results contained therein), and (iii) enabling BDSI to comply with Sections 3.2, 3.3, 5.3.4, and 10.5 and Article 4 of the CDC Agreement and Arius to comply with Sections 2.01(b), 2.01(c), 2.04(a), 2.04(b), 11.01, 13.05(a), and 14.12 and Article VI of the Arius Two Agreement, right to access, and not more often than once per calendar year audit, and inspect the materials in such Books and Records, including as permitted pursuant to Section 14.11, and Meda shall without undue delay provide copies of such Books and Records to BDSI and/or its designees upon their reasonable request. BDSI or its designees may audit and inspect such Books and Records at any time for cause upon reasonable notice to Meda. Any request to audit and inspect

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such Books and Records in excess of the one permitted per year shall be at the approval of Meda with such approval not being unreasonably withheld. ***.

Section 2.02 BDSI Obligations.

(a) Following the Effective Date, BDSI shall at its cost provide Meda with copies of all regulatory approvals and Licensed Know-How in the possession of BDSI or Arius Two that relate to the Licensed Product, including but not limited to INDs, NDAs, and any and all applications, correspondence, filings, and documents related to any of the foregoing, and all data and results obtained from non-clinical and clinical studies performed by BDSI, Arius Two, their consultants, contractors, agents, or other representatives, prior to the Effective Date and during the Term, provided that BDSI shall not be required to deliver copies of any such information to the extent (1) such information includes Third Party proprietary information and (2) BDSI has agreed to keep such information confidential. BDSI warrants that, notwithstanding the foregoing, it shall not withhold any such information from Meda to the extent that it materially, directly, and solely concerns the safety or efficacy of the Licensed Product. Meda shall have the right, subject to providing BDSI an advance right to review and comment on all of the following, to make amendments to Government Approvals in the Territory, make additional applications thereunder, conduct such studies, or undertake any and all such actions as are necessary in order to maintain and apply for any marketing or product approvals, licenses, registrations or authorizations in the Territory with respect to Licensed Products. Upon BDSI’s written request, Meda shall provide BDSI or any designee thereof with copies of or access to any such documents that relate to the Licensed Product, including without limitation all amendments to the relevant Governmental Approvals, any additional applications, and the results of any such studies.

(b) BDSI will use Commercially Reasonable Efforts to perform any obligations of BDSI specified in the Development Program. The costs and expenses incurred by BDSI under this Section 2.02(b) shall *** or as otherwise provided for in the Development Program. Notwithstanding anything to the contrary, BDSI shall be entitled to satisfy its obligations through the use of Third Party contractors provided that BDSI shall be liable for such Third Party’s performance of BDSI’s obligations hereunder.

Section 2.03 Availability of Resources. Meda shall maintain facilities and/or enter into contractual relationships as are consistent with generally accepted practices in the pharmaceutical industry in order to carry out, or ensure the carrying out of, the activities to be performed by Meda pursuant to the Development Program.

Section 2.04 Regulatory and Clinical Documentation.

(a) Subject to the terms of this Agreement, Meda will own all documentation, including all notes, summaries and analyses related thereto, developed in connection with all clinical trials performed under the Development Program and regulatory submissions related thereto (the “Clinical Documentation”) and the results of all research and development conducted under the Development Program (the “Results”), provided that Meda shall provide BDSI and any designee thereof, (provided that such designee has entered into undertakings of confidentiality and

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non use which have been approved by Meda, such approval not to be unreasonably withheld), with copies of and access to all such Clinical Documentation and Results solely for purposes of (1) establishing that Meda undertakes Commercially Reasonable Efforts in accordance with Section 2.01 (a), (2) enabling BDSI to exercise and enforce its rights under this Agreement (including but not limited to its right of reference with respect to such Clinical Documentation and Results and the right to audit and inspect the materials in such Books and Records pursuant to Section 14.11), and (3) enabling BDSI to comply with Sections 3.2, 10.5.1, 4.1.1, 4.2, 4.3, 4.4, 4.5.2 and 4.6 of the CDC Agreement and Arius to comply with Sections 2.01(b), 2.01(c), 2.04(a), 2.04(b), 11.01, 13.05(a), and 14.12 and Article VI of the Arius Two Agreement. Meda shall under no circumstances be obliged to give any third party which Meda in its reasonable discretion considers to be a competitor with the exceptions as cited in 2.01 (c), access to Clinical Documentation and/or Results. The foregoing shall not be interpreted to grant ownership to Meda of the results of any research and development conducted by or on behalf of BDSI outside the Development Program for use outside the Territory, regardless of whether or not such results are referred to in any regulatory submissions of Meda.

(b) Any Governmental Approval required by any Competent Authority in the Territory shall be prepared, filed and obtained in Meda’s name and shall be owned by Meda, subject to Meda’s obligations under Section 13.05(c).

Section 2.05 Costs and Expenses. Meda shall be responsible for all Development Costs incurred after the Effective Date within the Territory ***. Furthermore, Meda will reimburse BDSI for all of BDSI’s Development Costs, which shall include but not be limited to BDSI’s total direct and indirect costs and expenses incurred in satisfying its obligations under Section 2.02(b), ***

***. BDSI shall keep complete and accurate books and records pertaining to the Development Costs incurred by or on behalf of it pursuant to this Agreement in sufficient detail to permit Meda to confirm the accuracy of such Development Costs. Meda shall have the right to audit and inspect such Books and Records pursuant to the terms of Section 14.11, but only to the extent reasonably necessary to confirm the accuracy of the calculation of the Development Costs.

Section 2.06 European Steering Committee.

(a) Responsibilities. Within *** of the Effective Date, the parties shall establish a European Steering Committee (“ESC”) as described in this Section 2.06. The ESC shall exist during the term of this Agreement. The ESC shall be updated regarding the parties’ progress under the Development Program, advise the parties with respect thereto, be informed of any development work carried out by BDSI outside the Territory, and review and approve any changes or amendments to the Development Program, such changes and amendments only to be effective upon approval thereof by the ESC unless such change or amendment is required by a governmental authority within the Territory, provided that, notwithstanding the foregoing, the ESC shall have no authority to amend the body of this Agreement document. For the avoidance of doubt, for the purpose of this Section 2.06(a) the Development Program shall not be considered to be a part of the body of this Agreement document. *** The ESC shall also be

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updated and provide input regarding the allocation of research and development work between the parties under the Development Program and shall recommend changes as necessary. The ESC shall also have such rights, responsibilities, and decision-making authority as may be specified elsewhere in this Agreement. The Parties shall report to the ESC on all significant research, development, clinical, regulatory, manufacturing, and commercialization issues relating to the Licensed Product or the Development Program, and the ESC shall make recommendations and provide strategic guidance with respect to such issues. Each Party shall keep the ESC reasonably informed of its progress and activities regarding the development of the Licensed Product during the Term.

(b) Membership. The ESC will be comprised of an equal number of representatives from each Party. The exact number of such representatives shall be as agreed upon by the Parties, but no event shall such number be less than *** nor more than*** for each Party, and each Party shall include at least ***; each of such representatives shall have reasonably relevant experience and responsibility within the relevant Party’s organization. The Parties’ initial members of the ESC shall be as follows:

BDSI	Meda

***

Each Party may replace any or all of its representatives on the ESC at any time upon written notice to the other Party. Any member of the ESC may designate a substitute to attend and perform the functions of that member at any meeting of the ESC. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the ESC. Meda shall designate one person of the ESC to act as chairperson of the ESC and BDSI shall designate a member of the ESC to act as secretary of the ESC.

(c) Meetings. During the Term, the ESC shall meet via teleconference at least four times per annum or more frequently as the parties deem appropriate, on such dates, and at such places and times as the parties shall reasonably agree, provided, however, that the first meeting shall be held within *** of the Effective Date. The ESC shall meet in person at least once per calendar year. Meetings of the ESC shall, if personal attendance is required, alternate between the offices of the parties or their respective Affiliates, or such other place as the parties may agree. The members of the ESC also may hold meetings, convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate, provided that the members hold at least one face-to-face meeting each year. Each Party shall bear all costs and expenses relating to its members’ attendance at meetings of the ESC. The chairperson of the ESC will be responsible for setting all meeting dates and arranging logistics for the meetings, subject to the reasonable scheduling and logistics requests of the Parties, and the secretary will be responsible for recording and distributing minutes. If and as requested by Arius Two (or any assignee thereof with respect to the Arius Two Agreement), a representative of Arius Two (or its assignee with respect to the Arius Two Agreement) shall be entitled to attend all meetings of the ESC on a non-voting basis, in person or by means of telecommunications or video conferences; Arius Two and

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any such assignee shall be deemed third party beneficiaries of this Agreement for purposes of enforcing the aforementioned right to attend ESC meetings.

(d) Decision-Making. The ESC and its members shall use good faith efforts to operate and make decisions by majority vote of members, provided that in the event the ESC is unable to obtain a majority vote of its members regarding any matter before the ESC within a reasonable period of time not to exceed ***, the unresolved matter will be referred to a member of the Meda Executive Committee and the BDSI Chief Executive Officer (or, if such office is not held by any individual, the highest ranking executive officer) and such officers shall then use commercially reasonable efforts to negotiate in good faith in an attempt to resolve such matter. If, within *** of being referred to such officers for resolution, such officers are unable to resolve such matter ***.

(e) Liaison. Each Party will designate an individual to serve as the liaison between the Parties to undertake and coordinate any day-to-day communications as may be required between the Parties relating to their respective activities under this Agreement. Each Party may change such liaison from time to time during the Term upon written notice thereof to the other Party.

Section 2.07 Supply of Licensed Products. BDSI will be the exclusive supplier to Meda of Licensed Products, and BDSI shall supply Licensed Products for sale within the Territory exclusively to Meda, as described in the supply agreement attached hereto as Exhibit F (the “Supply Agreement”). Meda shall only manufacture, have manufactured, or obtain Licensed Products from Third Parties as provided for in the Supply Agreement. However, if, following expiration of the last to expire of the Licensed Patent Rights in the Territory, ***.

ARTICLE III

LICENSE

Section 3.01 License Fee. In partial consideration for the licenses granted under Section 3.02(a), Meda shall pay to BDSI an initial one-time non-refundable (except as otherwise expressly stated herein) license fee of US$2,500,000, by wire transfer of immediately available funds to an account to be designated by BDSI. Meda shall pay such license fee upon execution of this Agreement by both parties.

Section 3.02 License Terms. The terms and conditions of the license (the “License”) granted to Meda shall be as follows:

(a) Subject to the terms and conditions of this Agreement, BDSI hereby grants to Meda during the Initial Term (i) a nonexclusive paid up, sub-licensable license under the Licensed Technology to develop the Licensed Product in the Territory for use and sale in the Field as contemplated by the Development Program, which license shall include a right of reference to and use of all preclinical and clinical data under the Control of BDSI or Arius Two and all regulatory approvals and related filings and correspondence under the Control of BDSI or Arius Two , in each case solely to the extent related to the Licensed Product, ***, (ii) a

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nonexclusive sub-licensable license under the Licensed Technology to make and have made the Licensed Product for development and, effective upon the initial Governmental Approval of the Licensed Product in the Territory, with respect to the Territory, sale in the Field in the Territory, and, subject to the nonexclusivity of certain rights granted under the Arius Two Agreement upon the expiration of the Royalty Term (as defined in the Arius Two Agreement) pursuant to Section 3.04 thereof, (iii) an exclusive, royalty-bearing sub-licensable license, effective upon the initial Governmental Approval of the Licensed Product in the Territory, with respect to the Territory, under the Licensed Technology to market, advertise, promote, distribute, offer for sale, and sell the Licensed Product in the Field in the Territory. During the term of this Agreement, BDSI and its Affiliates shall not sell the Licensed Product in the Field in the Territory, nor grant any right or license to any Third Party with respect to the Licensed Product in the Territory that conflicts with the rights granted above.

Meda shall have the right to sublicense, any rights granted hereunder within the Territory provided that (i) Meda shall provide BDSI with a copy of any proposed sublicense for BDSI’s review and comment prior to execution, (ii) Meda shall not enter into any such sublicense without BDSI’s written consent, provided that BDSI may not unreasonably withhold such consent with respect to any matter regarding such sublicense other than the final definition of Non-Royalty Sublicensing Revenue to be negotiated by the parties, (iii) Meda shall secure all reasonably appropriate covenants, obligations and rights from any such Sublicensee to ensure that Meda can comply with its obligations under this Agreement, (iv) Meda shall provide, upon written request by BDSI, reasonable assurance that its Sublicensees comply with confidentiality, indemnity, reporting, audit rights, and information obligations comparable to those set forth in this Agreement, (v) Meda shall be responsible and liable for such Sublicensee’s performance of Meda’s obligations hereunder and compliance with the terms of this Agreement, (vi) all Sublicensees shall agree to be subject to the terms of this Agreement, (vii) BDSI shall be provided with a copy of all sublicenses executed hereunder by Meda, and (viii) all such sublicenses shall terminate upon the termination of this Agreement. Neither Meda, its Affiliates, nor their Sublicensees shall sell, offer for sale, promote, market, or distribute Licensed Products in a country unless and until all necessary Governmental Approvals have been obtained in such country.

Without limiting the foregoing, BDSI’s rights for development of the Licensed Product inside the Territory shall include but not be limited to the conduct of clinical trials of the Licensed Product for use in supporting Governmental Approvals outside of the Territory, provided that (i) if feasible, BDSI will discuss in good faith collaborating with Meda on such activities in the Territory, and (ii) BDSI shall not conduct any clinical trials of the Licensed Product in the Territory without Meda’s prior written approval, except as permitted by the first paragraph of this Section 3.02(a), which approval shall not be unreasonably withheld. Meda shall provide BDSI notice of its approval or denial of such approval within *** of any request for such approval, provided that (i) in the event Meda wishes to deny such approval, such notice shall include a written description of Meda’s reasonable objections to the proposed studies and (ii) Meda shall be deemed to have approved such studies in the event it fails to provide such notice within such *** period

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(b) Meda acknowledges that it shall have no right, title or interest in or to the Licensed Technology, Licensed Product, or Marks except to the extent set forth in this Agreement, and BDSI reserves all rights to make, have made, use, sell, offer for sale, and import the Licensed Technology and Licensed Product except as otherwise expressly granted to Meda pursuant to this Agreement. Nothing in this Agreement shall be construed to grant Meda any rights or license to any intellectual property of BDSI other than as expressly set forth herein.

(c) All Affiliates of Meda shall be subject to the terms of this Agreement. Meda shall be fully responsible and liable for the acts and omissions of its Affiliates in the course of exercising any rights granted under this Agreement as if such acts or omissions had been those of Meda, including but not limited to any breach of the provisions of this Agreement, and Meda shall ensure that all of Meda’s Affiliates shall comply with the terms of this Agreement.

(d) INTENTIONALLY OMITTED.

(e) Subject to the directions, instruction, and oversight of the ESC, Meda shall prepare and file with each of the Competent Authorities in each country in the Territory the appropriate applications and related documents necessary to obtain Governmental Approval to market and sell the Licensed Product in each country in the Territory in which Meda decides to market the Licensed Product. The above notwithstanding:

i . Meda shall, no later than ***, submit an application for Governmental Approval to market and sell the Licensed Product in any one country of ***.

ii. within six months of receiving Governmental Approval to market and sell the Licensed Product in any one country of ***, Meda will apply for Governmental Approval to market and sell the Licensed Product in at least one additional country, from those named above; and

iii. upon receipt of Governmental Approval to market and sell the Licensed Product in a country in the Territory (including but not limited to Pricing and Reimbursement Approvals, if and as necessary), Meda shall commence the marketing and sale of the Licensed Product in such country within *** of receipt of such Governmental Approval.

Notwithstanding the exclusivity provided in Section 3.02(a), if Meda fails to fulfill any of its obligations under this Section 3.02(e), Meda shall be in breach of this Agreement ***.

(f) BDSI agrees that, notwithstanding the nonexclusivity of certain rights granted under the Arius Two Agreement upon the expiration of the Royalty Term (as defined in the Arius Two Agreement) pursuant to Section 3.04 thereof and resulting nonexclusivity of any licenses granted hereunder to Meda by BDSI as referenced herein, BDSI shall not grant rights to any Third Party in the Territory under the Licensed

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Technology, Improvements or Marks with respect to any Licensed Product during the term of this Agreement.

Section 3.03 Trademarks. Subject to the terms and conditions of this Agreement and the nonexclusivity of certain rights granted under the Arius Two Agreement upon the expiration of the Royalty Term (as defined in the Arius Two Agreement) pursuant to Section 3.04 thereof, BDSI hereby grants to Meda an exclusive, paid-up, sub-licensable (subject to the constraints on sublicensing described in Section 3.02 above), royalty-free license to use the Marks during the Initial Term solely in connection with the use, development, promotion, marketing, distribution, offer for sale, and sale of the Licensed Product in the Territory, provided that such rights of marketing, distribution, offer for sale, and sale shall become effective upon the initial Governmental Approval of the Licensed Product in the Territory. Meda acknowledges that it shall have no right, title or interest in or to the Marks except to the extent set forth in the license granted to Meda under this Section 3.03, and BDSI reserves all rights to use the Marks other than those rights granted herein, provided that, if Meda elects, at least *** prior to receipt of initial Governmental Approval in the Territory with respect to the Licensed Product, to use and thereafter uses BDSI’s “BEMA Fentanyl” Mark for the Licensed Product in the Territory, BDSI will not use such Mark in the Territory for purposes of marketing or selling the Licensed Product unless this Agreement terminates or Meda ceases the use of such Mark. Meda shall use the Marks in the exact form set forth on Exhibit G, attached hereto, including the “®” symbol or “™” symbol, as applicable. All content or other specific graphic elements provided by BDSI shall remain the property of BDSI and the Marks and any such content or graphic elements, or any content or graphic elements to be used by Meda with the Licensed Product, shall be used only in the manner set forth in this Agreement and previously approved in writing by BDSI, such approval not to be unreasonably withheld. Notwithstanding anything to the contrary Meda shall be entitled to use any trademark other than the Marks, together with the Marks or otherwise, in connection with the use, development, promotion, marketing, distribution, offer for sale, and sale of the Licensed Product. For the avoidance of doubt, such trademarks shall be the exclusive property of Meda. Meda hereby grants BDSI the perpetual, irrevocable, royalty-free, fully-paid right and license to use Meda Marks (excluding, for the avoidance of doubt, the Meda name, logo and trade dress and any graphic elements relating thereto) in the manner previously approved in writing by Meda, such approval not to be unreasonably withheld in connection with the use, development, promotion, marketing, distribution, offer for sale, and sale of the Licensed Product outside the Territory and, following any termination of this Agreement by BDSI pursuant to Section 13.02 or 13.03 or by Meda pursuant to Section 13.03A, inside the Territory.

Section 3.04 Ownership of Intellectual Property.

(a) BDSI shall own all right, title and interest in and to any Improvements made by or on behalf of either Party, solely or jointly with the other Party or Third Parties, and all intellectual property rights related thereto, and Meda hereby assigns to BDSI all right, title, and interest to any Improvements generated by or on behalf of Meda or its Affiliates and all intellectual property rights related thereto. Meda shall take all actions and execute all documents necessary to effect the purposes of the foregoing, as requested by BDSI, and cause its Affiliates, employees, contractors, and other representatives to do the same. During the Term, each Party shall promptly notify the other Party in writing of Improvements made, solely or jointly with

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other parties, by such Party (the “Improving Party”). In addition to any exclusive rights licensed hereunder and notwithstanding Section 3.04(b), BDSI shall, during the Term hereof, grant to Meda an exclusive license under Improvements and any Patent Rights claiming such Improvements Controlled by BDSI or Arius Two to the extent reasonably necessary to develop, market, advertise, promote, distribute, offer for sale, and sell the Licensed Product in the Territory.

(b) For the avoidance of doubt and except as specifically set forth in this Agreement, Meda shall have no right, title, or interest in or to the Licensed Technology, Marks, or any Improvements.

Section 3.05 BDSI Right of Reference. Meda hereby grants, subject to the rights of Meda under this Agreement, BDSI a royalty-free, fully-paid, perpetual and irrevocable exclusive license and right of reference, with rights of sublicense, to all preclinical and clinical data, results, and information generated by or on behalf of Meda, its Affiliates, or their Sublicensees concerning Licensed Products and all Governmental Approvals and all supporting information, filings, correspondence, amendments, and supplements with respect to the foregoing solely for the purposes of seeking, obtaining, or maintaining regulatory approvals and/or clearances of (i) the Licensed Product outside the Territory and (ii) any BEMA-based products other than the Licensed Product in any jurisdiction throughout the world.

Section 3.06 License Following Expiration of the Initial Term. After expiration of the Initial Term in a particular country in the Territory, Meda shall retain, during the Subsequent Term, subject to compliance with its payment obligations under Article IV and the nonexclusivity of certain rights granted under the Arius Two Agreement upon the expiration of the Royalty Term (as defined in the Arius Two Agreement) pursuant to Section 3.04 thereof, an exclusive, royalty-bearing license under the Licensed Know-How, Improvements, and Marks, to the extent under the Control of BDSI or Arius Two, to make, have made, use, sell, and offer for sale Licensed Products in the Field in such country, consistent with terms applying to the licenses granted hereunder during the Initial Term.

Section 3.07 ***.

Section 3.08 ***.

ARTICLE IV

ROYALTY AND MILESTONE PAYMENTS

Section 4.01 Payments on Sales.

(a) For any BDSI-Supplied Units intended for sale by Meda, its Affiliates, or their Sublicensees, Meda shall pay the Transfer Price for each such Unit upon delivery thereof pursuant to the terms of the Supply Agreement. Meda shall advise BDSI in writing no later than *** in advance of the placing of the first order for Units to be supplied for sale in a particular Royalty Year of the Estimated Average Unit Price for such Royalty Year.

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(b) For each Licensed Product sold by Meda, its Affiliates, or Sublicensees that is not a BDSI-Supplied Unit, Meda shall pay BDSI the greatest of ***. In the event no BDSI-Supplied Units have been commercially sold or distributed by Meda, its Affiliates, or their Sublicensees prior to the sale of the applicable Unit, the parties shall use commercially reasonable efforts to in good faith negotiate a commercially reasonable royalty per Unit with respect to such Unit consistent with the foregoing based on the Parties’ costs of manufacturing (or having manufactured) Licensed Products for commercial sale; if the parties are unable to reach agreement concerning such a royalty within *** of initiating such negotiations, such royalty rate shall be determined pursuant to the dispute resolution procedures in Section 14.03. Notwithstanding the foregoing, upon any assignment of this Agreement to Arius Two or CDC as contemplated by Sections 9.11 and 13.05(g), for all Licensed Products sold by Meda, its Affiliates, or Sublicensees that are not BDSI-Supplied Units, ***.

Section 4.02 Milestone Payments. Meda shall pay to BDSI, as additional license fees, the following non-refundable (except as otherwise expressly stated herein), non-creditable development milestone payments within ten (10) days of the occurrence of the specified milestone event:

(a) US$*** upon ***;

(b) US$*** upon ***; and

(c) US$*** upon ***.

For the avoidance of doubt, each milestone payment referred to in this Section 4.02 shall be paid only once by Meda. BDSI shall provide Meda written notice of the achievement of the milestone specified in subsection (a) above within ten (10) days of such achievement; Meda shall provide BDSI written notice of the achievement of the milestones specified in subsections (b) and (c) above within ten (10) days of such achievement. ***.

Section 4.03 Non-Royalty Sublicensing Revenue. Meda shall pay BDSI an amount equal to *** percent (***%) of all Non-Royalty Sublicensing Revenue received by Meda or its Affiliates.

Section 4.04 Reconciliations, Reports, and Payments.

(a) Meda, on behalf of itself and its Affiliates, shall, beginning with respect to the initial Royalty Quarter, furnish to BDSI a quarterly written report (each, a “Royalty Statement”) showing in reasonably specific detail ***.

(b) In the event that, with respect to any BDSI-Supplied Units, the total aggregate Supply Price calculated with respect to particular Licensed Products sold by Meda, its Affiliates, or Sublicensees during a particular Royalty Quarter exceeds the Transfer Price paid to BDSI with respect to such Licensed Products, Meda shall pay BDSI an amount equal to such excess; in the event that the total aggregate Transfer Price paid to BDSI with respect to particular

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Licensed Products sold by Meda, its Affiliates, and Sublicensees during a particular Royalty Quarter exceeds the Supply Price with respect to such Licensed Products, BDSI shall pay Meda an amount equal to such excess. In the event that the weighted average Supply Price is *** of the Transfer Price for *** Royalty Quarters, the Transfer Price shall be changed for the remainder of that Royalty Year to ***.

(c) All payments due BDSI under Sections 4.01, 4.03, 4.04, and 7.03 with respect to a particular Royalty Quarter shall be due no later than *** following the close of each Royalty Quarter; all payments due Meda under Section 4.04(b) with respect to a particular Royalty Quarter shall be due no later than *** following BDSI’s receipt of the applicable Royalty Statement. All payments hereunder shall be payable in United States Dollars. With respect to each Royalty Quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable Royalty Quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by the Party owed payment, unless otherwise specified in writing by such Party.

(d) In the event that any payment, including contingent payments, due hereunder is not made when due, each such payment shall accrue interest from the date due at an annual rate equal to the Prime Rate of Interest plus three percent (3%) or, if less, the maximum legally permissible interest rate, pro rated for any partial years during which such interest shall accrue. The payment of such interest shall not limit BDSI from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

(e) During the Term and for a period of five years thereafter, or longer if and as required in order for Meda to comply with Applicable Law, BDSI to comply with the CDC Agreement, and Arius to comply with the Arius Two Agreement, Meda shall keep complete and accurate records in sufficient detail to permit BDSI to confirm the completeness and accuracy of (i) the information presented in each Royalty Statement and all payments due hereunder and (ii) the calculation of Net Sales. BDSI and any designee thereof shall have the right to audit and inspect such records pursuant to the terms of Section 14.11.

(f) All taxes levied on account of the payments accruing to a Party under this Agreement shall be paid by such Party for its own account, including taxes levied thereon as income to such Party. If provision is made in applicable law or regulation for withholding, such tax shall be deducted from the payment made by a Party (the “Paying Party”) to the other Party (the “Paid Party”) hereunder, shall be paid to the proper taxing authority by the Paying Party, and a receipt of payment of such tax shall be secured and promptly delivered to the Paid Party, provided that, notwithstanding the foregoing, to the extent that any such deduction by Meda with respect to a particular Unit would result in the sum of (i) the actual amount paid to BDSI by Meda with respect to such Unit following such deduction plus (ii) any portion of such withholding or tax paid by Meda with respect to such Unit that is refundable to or recoverable by BDSI under the applicable law(s), regulations, or other binding authority being less than the Product Price for such Unit, Meda shall not be entitled to any such deduction and shall instead be responsible for such payment on behalf of BDSI. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under any double

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taxation or similar agreement or treaty from time to time in force or in otherwise seeking the return, refund, or credit of any such withheld amount as applicable.

(g) Notwithstanding any other provision of this Agreement, if Meda is prevented from making any payments by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payment shall be paid by depositing funds in the currency in which it accrued to BDSI’s account in a bank acceptable to BDSI in the country whose currency is involved.

Section 4.05 Dispute Resolution. If the parties are unable to reach agreement concerning any matter intended to be resolved pursuant to good faith negotiations between the parties pursuant to Section 4.01 or the definition of Net Unit Royalty as established in Section 1.01 within thirty (30) days of the initiation of such negotiations, upon receipt of written notice from either Party, the unresolved matter will be referred to the parties’ Chief Executive Officers (or, if such office is not held by any individual, highest ranking executive officer) and such officers shall then use commercially reasonable efforts to negotiate in good faith in attempt to resolve such matter. If, within forty five (45) days of being referred to such officers for resolution, such officers are unable to resolve such matter, then the disputed aspects of such matter shall be settled pursuant to arbitration as described in Section 14.03.

ARTICLE V

COMMERCIALIZATION

Section 5.01 Promotion and Marketing Obligations.

(a) Meda, at its own expense, will be responsible for all sales and marketing activities related to the Licensed Product in the Territory.

(b) Meda agrees to use Commercially Reasonable Efforts to promote the sale, marketing, and distribution of the Licensed Product in each country of the Territory. The ESC shall have the opportunity to review and comment on Meda’s initial plan for commercializing the Licensed Product in the Territory and any subsequent amendments, revisions, or updates to such plan, and to oversee, monitor, advise, and comment on Meda’s execution of such plan(s). Meda, its Affiliates, and Sublicensees shall maintain standards with respect to the quantity and quality of, and expenditures on, marketing and promotion of the Licensed Product, including the ***. Meda agrees that during the first *** after launch of the Licensed Product in the Territory, ***. Meda and its Affiliates, and Sublicensees shall expend reasonably sufficient financial resources to fund the efforts described above. In the event Meda sublicenses any of its rights under this Agreement, the activities of Sublicensees may apply to the satisfaction of the foregoing, provided that, subject to the foregoing, Meda’s obligations under this Agreement shall not be reduced or otherwise affected by any sublicensing by Meda of its rights under this Agreement. Meda shall promptly advise BDSI of any issues that materially and adversely affect its ability to market the Licensed Product in the Territory. In such event, senior executives of Meda and BDSI shall meet and in good faith discuss what actions should be taken in light of such issues.

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(c) Any trademark, logo, design and/or trade dress for the Licensed Products used by Meda, its Affiliates, or Sublicensees in the Territory shall be subject to BDSI’s prior written approval, such approval not to be unreasonably withheld, and comply with Applicable Laws.

(d) *** prior to the expected date of the First Commercial Sale and at least *** prior to the beginning of each calendar year thereafter, Meda shall submit to BDSI in writing a marketing, sales and distribution plan for the Licensed Product detailing Meda’s, its Affiliates’, and Sublicensees’ proposed ***. Meda shall provide the ESC a reasonable opportunity to review and comment on such strategy and tactics prior to implementing them. In addition, upon the request of BDSI, Meda shall provide BDSI with copies of any market research reports relating to Licensed Product sales and Licensed Product competition in Meda or its Affiliates possession.

Section 5.02 Labeling and Artwork. BDSI shall be provided with copies of any labeling and proposed changes to the labeling of the Licensed Product for BDSI’s review, comment, and approval; any such labeling or proposed changes thereto shall not be effected by Meda unless approved in advance by BDSI, such approval not to be unreasonably withheld. The actual cost of implementing such change will be at Meda’s sole cost and expense, including any materials made obsolete by Meda’s changes to the artwork. All labeling, artwork, and proposed changes thereto shall at all times comply with Applicable Laws.

ARTICLE VI

REGULATORY COMPLIANCE

Section 6.01 Marketing Authorization Holder. Subject to Meda’s obligations upon termination pursuant to Section 13.05, Meda shall be the holder and owner of all Marketing Authorizations and Governmental Approvals in the Territory. Meda agrees that neither it nor its Affiliates will do anything to recklessly, negligently, or intentionally adversely affect a Marketing Authorization or Governmental Approval.

Section 6.02 Maintenance of Marketing Authorizations. With respect to the Licensed Product, Meda agrees, at its sole cost and expense, to maintain such Marketing Authorizations and Government Approvals throughout the Term including obtaining any variations or renewals thereof.

Section 6.03 Interaction with Competent Authorities. After the Effective Date, each Party shall provide to the other Party a copy of any material correspondence or materials that it receives from a Competent Authority regarding the Licensed Product, in respect of Meda, in the Territory and, in respect of BDSI, in the United States. If such correspondence is not received in English, a summary in English of all material matters addressed thereby. Such correspondence or summary shall be provided within *** of receipt thereof by the relevant Party. BDSI shall be provided reasonable advance written notice of all material meetings, conferences, or calls with Competent Authorities in the Territory concerning the Licensed Product, and BDSI shall be permitted to have one representative attend all such meetings, conferences, or calls. With respect

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to the Licensed Product, Meda shall provide BDSI with copies of any materials relating to any material regulatory matter and, when reasonably practicable, shall provide copies of any documents to be presented to any Competent Authority in respect of such matters prior to their presentation thereto, and, in either case, if such primary materials are not in English, a summary in English of all material matters addressed thereby, so that the ESC, if practicable, shall have an opportunity to review and approve thereof in advance. The materials provided to BDSI under this Article VI with respect to material interactions with any Competent Authority will be forwarded to BDSI within ***. Further, Meda agrees to take such reasonable actions, provide such documentation, and allow such access as necessary to enable BDSI to comply with Section 3.2 and Sections 4.1.1, 4.2, 4.3, 4.4, 4.5.2 and 4.6 of the CDC Agreement and Arius to comply with Article VI of the Arius Two Agreement.

Section 6.04 ADE Reporting and Phase IV Surveillance.

(a) General. Meda shall, at its sole cost and expense, be responsible for all reporting of ADEs and Phase IV surveillance in the Territory, if and as required by Competent Authorities, provided the ESC shall be provided a copy of any relevant proposed report to such Competent Authorities in advance of its submission thereto in order to provide a reasonable opportunity for the ESC to review and provide comment with respect thereto. All correspondence and communication will be in English. The Party sending the communication will translate as necessary.

(b) Safety Related Regulatory Documents. Meda will be responsible for maintaining the Company Core Safety Information (“CCSI”), as included in the Company Core Data Sheet (“CCDS”), in the Territory. BDSI (or its agent) will be responsible for maintaining the CCSI, as included in the Package Insert/Prescribing Information (“PI”), in the United States.

(c) Safety Databases. Meda will maintain a pan-European pharmacovigilance database for the Licensed Product in the Territory, and BDSI shall use commercially reasonable efforts to materially comply with any comparable obligations or requirements of any applicable laws in the United States. The database concerned includes all Adverse Reaction reports from spontaneous sources, from scientific literature and PMS reports (serious) and Serious Adverse Events reports from clinical studies coming into the knowledge of Meda. Spontaneous cases will include reports received from both healthcare professionals and consumers. Adverse Event data will be coded to the latest version of the Medical Dictionary for Regulatory Activities (“MedDRA”). Report handling and classifying will be carried out in accordance with Meda’s standard operating procedures, which shall be commercially reasonable and consistent with industry standards. All reasonable assistance and access to information, personnel, or Books & Records (other than electronically-direct database access) requested by BDSI in responding to safety inquiries will be provided by Meda upon request.

BDSI (or its agent) will maintain a pharmacovigilance database for the Licensed Product in the United States. The database will include all ADR reports from spontaneous sources, from scientific literature and PMS reports (serious) and SAE reports from clinical studies coming into the knowledge of BDSI’s Pharmacovigilance Department (or its agent). Spontaneous cases will include reports received from both healthcare professionals and

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consumers. AE data will be coded to the latest version of MedDRA. Report handling and classifying will be carried out in accordance with BDSI’s (or its agent’s) SOPs. All reasonable assistance and access requested by Meda in responding to safety inquiries will be provided by BDSI upon request.

(d) Reporting of Adverse Drug Reactions (ADRs)

i. The parties shall keep each other informed on all safety matters related to the Licensed Product and on any information received from any source concerning any ADR coming to either Party’s knowledge with regard to the Licensed Product.

ii. Each Party is responsible for fulfilling the reporting obligations to the appropriate regulatory authorities with respect to the Licensed Product in accordance with the applicable national laws and regulations of the different countries (e.g. Meda within the Territory, BDSI outside the Territory).

iii. Independently of any national reporting requirements, the parties hereto shall in relation to the Licensed Product report to each other all SAEs from clinical trials with a reasonable suspicion of causal relationship to the administered study medication and all serious spontaneously reported suspected ADRs within the first ***, but not later than *** after having come to a Party’s attention including a case description and medical causality assessment on the International Adverse Event Report Form (CIOMS form) in English. If required, follow up will be carried out by the Market Authorization holder on all SARs (listed and unlisted) and non-serious unlisted ADRs in the Territory according to their own internal procedures, which shall be commercially reasonable and consistent with industry standards. Non-serious listed ADRs in the Territory shall be followed up by Meda if there is a safety concern. Pregnancy and in utero reports will be followed up by Meda at the expected due date. Reasonable attempts shall be made by Meda to obtain the required minimum information: identifiable patient, reporter, suspect drug, and AE.

iv. Life-threatening or fatal SAEs originating from clinical trials in the Territory with a reasonable suspicion of causal relationship to the Licensed Product shall be reported by a Party to the other Party and, if and as required thereby, appropriate Competent Authorities within ***, but not later than ***. In the case of incomplete or insufficient data available, an initial report has to be issued meeting the time frame, followed by reasonably prompt follow up report(s). Any ADRs originated by BDSI are to be reported on CIOMS form as soon as reasonably possible, but no later than *** after first receipt. Meda will report all other ADRs in tabular format (CIOMS line listings) in monthly intervals.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

v. In any case where a change in the risk-benefit-ratio of the Licensed Product becomes evident or safety actions due to ADR seem to be necessary (e.g. change of the label, product information, special information/warnings to the medical profession, patients, authorities or Product Recall ), the Parties hereto will inform each other without delay and use commercially reasonable efforts to harmonize further measures as appropriate. Such exchange of information is realized through direct contacts between the responsible departments. Therefore, both parties undertake to inform each other on any change in the responsible persons, the address, telephone and fax-numbers in due time. If specific safety measures are to be taken with respect to the Licensed Product, Meda will ensure the implementation of such in the Territory and BDSI outside the Territory within mutually agreed timeframes or according to regulatory obligations.

vi. Regulatory inquiries related to safety concerns for the Licensed Product received by either Party will be promptly forwarded to the other Party. The Parties shall work in good faith to develop a mutually agreeable response with respect to any such inquiry in the Territory at least *** before the response is required. The aforementioned information shall be addressed to:

In case of BDSI:

Director, Regulatory Affairs

BioDelivery Sciences International, Inc.

2501 Aerial Center Parkway, Suite 205

Morrisville, NC 27560, USA

Tel.: 919-653-5164

Fax: 919-653-5161

Email: tshumaker@bdsinternational.com

In case of Meda:

MEDA GmbH & Co. KG

Corporate Pharmacovigilance

Benzstrasse 1

D-61352 Bad Homburg v.d.H., Germany

Tel.: +49-6172-888-2880

Fax: +49-6172-888-2661

Email: drug-safety@medapharma.de

(e) Literature for marketed products. Meda will have the primary responsibility for reviewing the world-wide relevant scientific literature for any serious and non-serious unlisted ADRs related to the Licensed Product in the Territory according to Applicable Laws. BDSI will have the primary responsibility for reviewing the world-wide relevant scientific literature for any serious and non-serious unlisted ADRs related to the Licensed Product in the United States as required by applicable laws.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

(f) Signal detection / Safety monitoring. Meda will perform signal detection concerning the Licensed Product according to its own internal documented practices (as outlined in SOPs/guidelines), which shall be commercially reasonable and consistent with industry standards. Any conclusion raised from the subsequent analysis revealing relevant safety concerns regarding the Licensed Product will be communicated to BDSI in due time or immediately if the conclusions affect the safety profile of the Licensed Product.

(g) Periodic reports. Meda will be responsible for preparing the periodic reports to be submitted to Competent Authorities in the Territory (Periodic Safety Update Reports (“PSURs”), Annual Safety Reports for clinical trials) in accordance with its own standard operating procedures (“SOPs”), which shall be commercially reasonable and consistent with industry standards, and Applicable Laws. BDSI will, on Meda’s reasonable request provide Meda with all data (e.g. CIOMS line listings for SAEs originating from BDSI’s clinical trials) in its possession which may reasonably be required for regulatory report compilation in the Territory. BDSI (or its agent) will be responsible for preparing the periodic reports to be submitted to regulatory authorities (PSURs, Annual Safety Reports for clinical trials) in accordance with its standard operating procedures (“SOPs”) and applicable regulations in the United States. MEDA will on request provide BDSI (or its agent) with all necessary data (e.g. CIOMS line listings for SAEs origination from clinical trials) if required for such report compilation.

Section 6.05 Commercial Sale Testing and Reporting. If, after the date of First Commercial Sale, a Competent Authority requires additional testing, modification or communication related to approved indications of the Licensed Product, then Meda, subject to prior review and approval by BDSI, shall design and implement any such testing, modification, or communication at its own cost.

Section 6.06 Assistance. Upon receipt of a written request, each Party shall provide reasonable assistance to the other Party, in connection with such Party’s obligations pursuant to this Article VI, subject to reimbursement of all of its pre-approved out-of-pocket costs by the requesting Party.

Section 6.07 Compliance. Meda and BDSI shall comply with all Applicable Laws as set forth in this Agreement, including the provision of information by Meda and BDSI to each other necessary for BDSI and Meda to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, any applicable Competent Authorities, which relate to or may impact the Licensed Product or the manufacture of the Licensed Product or the sales and marketing of the Licensed Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by any Competent Authorities with respect to the Licensed Product

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

ARTICLE VII

PATENTS AND TRADEMARKS

Section 7.01 Maintenance of Patents and Marks. BDSI shall maintain and protect the Licensed Patent Rights in the Territory, including but not limited to the use of commercially reasonable efforts to defend any interference actions initiated by or in any jurisdiction’s patent office with respect to the Licensed Patent Rights and Marks in the Territory. Notwithstanding the foregoing, (i) upon written request by BDSI, Meda shall provide such assistance as may be necessary to enable BDSI to prosecute and obtain new patents related to any Improvements, with the cost and expense of such assistance to be borne by BDSI to the extent relating to Patent Rights outside the Territory. BDSI shall keep Meda advised by forwarding to Meda copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to the prosecution and maintenance of the Licensed Patent Rights, and shall provide Meda an opportunity to comment on any proposed responses, voluntary amendments, submissions, or other actions of any kind to be made with respect to Licensed Patent Rights. In the event that BDSI desires to abandon any Licensed Patent Rights and/or the Marks in the Territory, BDSI shall provide reasonable prior written notice to Meda of its intention to abandon. In the event that BDSI provides such notice to Meda, then BDSI shall, upon Meda’s written request, assign such Licensed Patent Rights and/or Marks in the Territory to Meda, provided, however that such assignment shall include Meda’s acknowledgement of its continued indemnification responsibilities as described in Section 10.02. Upon assignment of such Licensed Patent Rights or Marks to Meda, Meda will thereafter prosecute and maintain the same at its own cost to the extent that Meda desires to do so.

Section 7.02 Cooperation. Meda shall make available to BDSI or its authorized attorneys, agents or representatives, its employees and, to the extent reasonably practicable, its consultants or agents as are necessary or appropriate to enable BDSI to file, prosecute and maintain patent applications for the Licensed Patent Rights in the Territory, and with respect to Improvements, anywhere in the world, for a reasonable period of time sufficient for BDSI to obtain the assistance it needs from such personnel. Meda shall be solely responsible for all reasonable, documented costs and expenses incurred in making its attorneys, agents, representatives or consultants available pursuant to the foregoing.

Section 7.03 Prosecution of Infringement. During the Term, each Party shall give prompt notice to the other Party of any Third Party act which may infringe Meda’s rights under the Licensed Patent Rights and/or the Marks in the Territory and shall cooperate with the other Party to terminate such infringement. If legal proceedings become necessary, Meda shall have the first right to bring and control such action or proceeding concerning the potential or actual infringement of Meda’s rights under this Agreement, using counsel reasonably acceptable to BDSI, and Meda shall solely bear the cost with respect thereto. The above notwithstanding, without BDSI’s prior written consent Meda may only settle any such claim with BDSI’s prior written consent, such consent not to be unreasonably withheld. BDSI shall provide, at Meda’s expense, such assistance and cooperation to Meda as may be necessary to successfully prosecute any action against such Third Party. Any damages, monetary awards, or other amounts recovered or received in settlement by Meda shall be applied proportionately first to defray the

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

unreimbursed costs and expenses (including reasonable attorneys’ fees) incurred by Meda and BDSI in the action. If any balance remains, Meda shall be entitled to retain an amount equal to *** percent (***%) of the portion of such balance with the remaining balance being paid to BDSI by Meda.

Notwithstanding the foregoing, if Meda wishes BDSI to share the costs of pursuing any actual, potential, or alleged infringer of Meda’s rights under the Licensed Patent Rights and/or Marks in the Territory, it shall provide written notice thereof to BDSI within *** of Meda’s becoming aware of the actual, potential, or alleged infringement. Upon written notice thereof, the parties shall enter into good faith discussions for a period not to exceed *** concerning the possibility and terms of any such cost-sharing, provided that (i) neither Party shall have any obligation to enter into such an arrangement and (ii) any such arrangement will provide for the sharing of any damages, monetary awards, or other amounts recovered or received in settlement of such matter in a manner, based on the portion of such costs to be shared by BDSI, proportionately more favorable to BDSI than the sharing of any such damages, monetary awards, or other amounts recovered or received in settlement absent such cost-sharing, as contemplated under the first paragraph of this Section 7.03.

In the event Meda fails to institute proceedings or undertake reasonable efforts to terminate any Third Party infringement of the Licensed Patent Rights and/or Marks in the Territory within *** of the later of: (a) receiving notification from BDSI of any such infringement or (b) sending notice to BDSI of such action, or the parties are unable to reach an agreement concerning the sharing of the costs of pursuing any actual, potential, or alleged infringer (and increased share of any proceeds from such action for the benefit of BDSI, as contemplated by the preceding paragraph) within *** of Meda’s notice indicating its desire to enter into such discussions, BDSI may take (but shall have no obligation to take) such action as it deems appropriate, including the filing of a lawsuit against such Third Party. In such event Meda will provide such assistance and cooperation to BDSI as may be necessary, at BDSI’s cost and expense, and BDSI shall be entitled to retain the entire balance of any recovery or settlement from any such action.

Section 7.04 Infringement Claimed by Third Parties. In the event a Third Party commences a judicial or administrative proceeding against a Party and such proceeding, other than a proceeding to which Section 7.01 applies, pertains to the manufacture, use, sale, marketing, or import of the Licensed Product in the Territory (the “Third Party Claim”), or threatens to commence such a Third Party Claim, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. Meda shall, using counsel reasonably acceptable to BDSI, at Meda’s own cost and expense, defend any and all such Third Party Claims or proceedings, and BDSI shall, at Meda’s cost and expense, provide such assistance and cooperation to Meda as may be necessary to successfully defend any such Third Party Claims. The above notwithstanding, without BDSI’s prior written consent, Meda may only settle any such claim with BDSI’s prior written consent, such consent not to be unreasonably withheld. The above notwithstanding, if Meda elects not to defend a Third Party Claim that is not based upon, or does not result from, activities of BDSI or a Third Party under an agreement between BDSI and such Third Party, or the grant of rights from BDSI to such Third Party, and involves a material adverse risk to either Party or Net Sales notwithstanding the survivability

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

provisions of Section 13.05(e), the License may be terminated or rendered nonexclusive by BDSI to the extent Arius’ License (as defined in Section 3.01 of the Arius Two Agreement) is terminated or rendered nonexclusive by Arius Two pursuant to Section 7.04 of the Arius Two Agreement, upon notice to Meda within *** of Meda’s election not to defend such Third Party Claim, and, in any event and independent of (i) any action or lack thereof by Arius Two under the Arius Two Agreement and (ii) any termination or rendering nonexclusive of the License by BDSI pursuant to the foregoing, BDSI shall have the right to control the defense of such claims at BDSI’s cost and expense using counsel of its own choice.

Section 7.05 Payment of Costs and Expenses. Upon its receipt of a reasonably detailed invoice setting forth BDSI’s reasonable, documented costs and expenses incurred pursuant to any provision of this Article VII relating to the Territory, for which Meda shall be liable, Meda shall pay such costs and expenses within 30 days.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01 Confidentiality. During the Term and for a period of five years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party, shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed, and shall disclose only the minimum information required to be disclosed in order to comply), or (c) to its Affiliates, employees, agents, consultants and other representatives to accomplish the purposes of this Agreement or, in the case of BDSI, to (i) satisfy its obligations under the CDC Agreement and Arius’ obligations under the Arius Two Agreement and (ii) develop, market, and/or sell any BEMA-based products, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information (but not less than a reasonable standard of care) to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

Section 8.02 Disclosure of Agreement. Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing a Party may disclose the terms of this Agreement to potential investors, lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party, or, in the case of BDSI, to any prospective or actual sublicensee, licensor, manufacturer, marketing or other corporate partner, acquirer, or acquisition target; provided such Party only discloses such information

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

under conditions of confidentiality on terms substantially similar to those contained in this Article VIII. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges (including those located in countries outside of the United States) or the Nasdaq Stock Market; provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after consultation with the other Party) and filing this Agreement in redacted form. The Parties agree to cooperate with respect to requests for confidential treatment to be submitted to the Securities and Exchange Commission or any similar foreign authority with respect to certain portions of this Agreement and any redactions thereof for such purposes.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01 Corporate Power. As of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

Section 9.02 Due Authorization. As of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

Section 9.03 Binding Obligation. As of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Effective Date, each Party represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it, including, with respect to Meda, any competition, antitrust, or similar laws, statutes, regulations, or directives in the Territory.

Section 9.04 Legal Proceedings. As of the Effective Date, each Party hereby represents and warrants to the other Party that there is no action, suit or proceeding pending against or affecting, or, to the knowledge of either Party, threatened against or affecting that Party, or any of its assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against either Party, have a material adverse impact on the business, properties, assets, liabilities or financial condition of that Party (that are not already reflected in that Party’s respective financial statements as filed with the Securities and Exchange Commission (or foreign equivalent thereof) or otherwise made public or provided to the other

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Party) and which would have a material adverse effect on that Party’s ability to consummate the transactions contemplated by this Agreement.

Section 9.05 Limitation on Warranties. Except as expressly set forth in this Agreement, nothing herein shall be construed as a representation or warranty by BDSI to Meda that the Licensed Technology is not infringed by any Third Party, or that the practice of such rights does not infringe any intellectual property rights of any Third Party. Neither Party makes any warranties, express or implied, concerning the success of the Development Program or the commercial utility, merchantability, or fitness for a particular purpose of the Licensed Product.

Section 9.06 Limitation of Liability. EXCEPT WITH RESPECT TO CLAIMS OF PATENT INFRINGEMENT, BREACHES OF SECTIONS 3.02(A), 3.02(B), 3.02(C), 3.03, OR 3.04(A) OR ARTICLE VIII, OR THE INDEMNIFICATION PROVIDED UNDER ARTICLE X, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS SUCH TERMS ARE DEFINED IN BLACK’S LAW DICTIONARY, SIXTH EDITION) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

Section 9.07 Sufficient Rights. BDSI represents and warrants that, subject to Section 3.04 of the Arius Two Agreement, it has and shall maintain during the Term of this Agreement (i) an exclusive license to or ownership of, as applicable, the Licensed Technology, the Marks and any other intellectual property rights which are the subject of Meda’s licenses under this Agreement, (ii) the right to grant the licenses described in this Agreement, and that the grant of such licenses by BDSI will not conflict with the terms of any existing agreement of BDSI concerning the Licensed Technology or the Marks, and (iii) the Control of all such rights and licenses.

Section 9.08 No Infringement. BDSI represents and warrants that, to BDSI’s knowledge as of the Effective Date, BDSI is not aware of any Third Party intellectual property rights which would be infringed by the manufacture, use, or sale of the Licensed Product in the Territory.

Section 9.09 Intellectual Property. BDSI represents and warrants that (i) the licenses granted to Meda hereunder comprise, to BDSI’s knowledge, all intellectual property rights reasonably necessary for Meda to manufacture, use, and sell the Licensed Product and (ii) Arius Two and Arius are the only Affiliates of Parent with any rights to or ownership of the Licensed Technology or the Marks, and there are no Affiliates of any of the foregoing (other than Arius Two, Arius, and Parent themselves) with any rights to or ownership of any Licensed Technology or Marks. BDSI covenants that it will not, without Meda’s prior written consent, amend any agreement between any of Parent, Arius, and/or Arius Two in any manner which would materially adversely affect Meda’s rights hereunder. Further BDSI represents and warrants that the third party licenses mentioned in Section 3.02(a) of the QLT License have expired or been terminated and do not in any way impair the rights granted to Meda hereunder.

Section 9.10 Documents. BDSI represents and warrants that, to its knowledge, all documents provided to Meda by or on behalf of BDSI prior to the Effective Date are materially

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true and correct and no document provided to Meda by or on behalf of BDSI, contains any untrue statement of a relevant material fact or omits to state a relevant material fact necessary not to make the statements contained in the document materially misleading.

Section 9.11 Survival Upon Termination of CDC and Arius Two Agreements. BDSI represents and warrants that, subject to Section 13.05(g), any licenses granted to Meda under this Agreement will, as described in the (1) CDC Consent and (2) Arius Two Consent, respectively, executed by (i) CDC and BDSI and (ii) Arius Two, Arius, and Meda, respectively, prior to or in conjunction with the execution of this Agreement, (Y) survive any (a) exclusive licensing and assignment to CDC, upon termination of the CDC Agreement by CDC pursuant to Section 10.2, 10.3, or 10.4 thereof for which BDSI does not exercise its continuation rights under Section 10.7 of the CDC Agreement, of BDSI’s rights under the Licensed Technology, Marks, and other intellectual property rights which are the subject of Meda’s licenses under this Agreement or (b) termination of Arius’ rights under the Arius Two Agreement (or, if applicable, any rights granted to CDC by Arius Two pursuant to a separate agreement executed pursuant to Section 2.04(d) of the Arius Two Agreement) with respect to the Licensed Technology, Marks, and other intellectual property rights which are the subject of Meda’s licenses under this Agreement and (Z) be assigned to CDC or Arius Two, as appropriate, subject to Meda’s continued compliance with the terms of this Agreement, provided that (i) such termination of the CDC Agreement or Arius Two Agreement does not result from and is not related to any breach of this Agreement by Meda and (ii) Meda, as of the date the CDC Agreement and/or Arius Two Agreement, as applicable, is terminated, is not, and has not previously been, in material breach of this Agreement.

ARTICLE X

INDEMNIFICATION AND INSURANCE

Section 10.01 Meda Indemnified by BDSI. BDSI shall indemnify and hold Meda, its Affiliates, and their respective employees, directors and officers, harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys’ fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof occurs subsequent to the Effective Date arises out of BDSI’s negligence or intentional misconduct. BDSI’s obligations to indemnify Meda hereunder shall not apply to the extent any such Loss arises out of or is based on any (a) inactions or actions of Meda or its Affiliates for which Meda is obligated to indemnify BDSI under Section 10.02 or (b) negligence or intentional misconduct of Meda or its Affiliates.

Section 10.02 BDSI Indemnified by Meda. Meda shall indemnify and hold BDSI, its Affiliates, Arius Two and CDC, and all of the employees, directors and officers of any of the foregoing, harmless from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date and arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Meda in this Agreement; (b) Meda’s, its Affiliates’, or their Sublicensees’ development, use, marketing, sale, distribution, promotion, handling, or storage of the Licensed Product or any Demonstration Samples; (c) any product liability claim that is brought against BDSI by any Third Party due to

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the use of the Licensed Product in the Territory; or (d) Meda’s prosecution or defense of a Third Party infringement claim pursuant to Article VII. Meda’s obligations to indemnify BDSI hereunder shall not apply to the extent any such Loss arises out of or is based on the negligence or intentional misconduct of BDSI, and Meda’s obligations to indemnify any licensor of BDSI or its Affiliates shall not apply to the extent any such Loss arises out of or is based on the negligence or intentional misconduct of Arius Two or CDC.

Section 10.03 Prompt Notice Required. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the “Indemnitee”) to the persons against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnitee becomes aware of such claim, provided that the failure to notify the Indemnitor shall not relieve the Indemnitor from any liability except to the extent that such failure to notify actually adversely impacts the Indemnitor’s ability to defend such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than 60 days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

Section 10.04 Defense and Settlement. The Indemnitor shall at its expense, have the right, subject to the limitations of this Section 10.04, to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall not settle or compromise any claim against the Indemnitee without the prior written consent of the Indemnitee, provided that such consent shall not be unreasonably withheld. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor’s expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

Section 10.05 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage including contractual liability and product liability coverage, of the types and in amounts which are (i) reasonable and customary in the pharmaceutical industry for companies of comparable size and activities and (ii) reasonably

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sufficient to enable Arius to comply with the terms of the Arius Two Agreement and BDSI to comply with the terms of the CDC Agreement, provided that, without limitation of the foregoing, Meda’s insurance coverage shall include comprehensive general product liability and tort liability insurance each in amounts not less than US$*** per incident and US$*** annual aggregate and name BDSI as an additional insured. Each Party will provide written proof of the existence of such insurance to the other Party upon request. The minimum amounts of insurance coverage required shall not be construed to create or limit a Party’s liability with respect to its indemnification under this Agreement.

ARTICLE XI

COVENANTS

Section 11.01 Access to Books and Records. Each Party covenants and agrees that it shall permit the other Party (or any Third Party granted such rights under this Agreement) to exercise such inspection rights as set forth in this Agreement.

Section 11.02 Marketing Expenses. Meda covenants and agrees that, as between Meda and BDSI, Meda shall be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Licensed Products in the Territory.

Section 11.03 Marketing Efforts. Meda covenants and agrees that it will obtain all Governmental Approvals necessary to market and sell the Licensed Product in such countries in the Territory as are required by Section 3.02(e) and any additional countries in the Territory in which Meda determines it shall, in its sole discretion, seek to sell Licensed Products. Prior to marketing or selling a Licensed Product in a particular country in the Territory, Meda will obtain all Governmental Approvals necessary to market and sell the Licensed Product in such country.

Section 11.04 Compliance. Meda covenants and agrees that it shall comply with all Applicable Laws affecting the use, possession, distribution, advertising and all forms of promotion in connection with the sale and distribution of the Licensed Products and the Demonstration Samples in the Territory. Notwithstanding anything to the contrary, any failure of Meda, any Affiliate thereof, or any Sublicensee to adhere to any Applicable Laws in any country or supranational jurisdiction of the Territory concerning the handling of narcotics which adversely affects the future manufacture, use, shipment, handling, sale, marketing, or distribution of fentanyl (or any product incorporating fentanyl) shall be deemed a material breach of this Agreement entitling BDSI to terminate this Agreement immediately pursuant to Section 13.03 in respect of such country or supranational jurisdiction.

Section 11.05 Reports. Meda covenants and agrees that, except as otherwise specified in this Agreement, Meda shall have the obligation and responsibility for and shall make any and all necessary reports to each Competent Authority with respect to the Licensed Product and shall provide BDSI with a complete copy of any such report simultaneously with its submission of the report to each Competent Authority; if any such report is submitted to the appropriate Competent Authority in a language other than English, Meda shall also provide BDSI with a summary of the

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treatment are being requested are denoted with “***”.

material matters addressed in such report in English. Meda covenants and agrees that, except as otherwise specified in this Agreement, Meda shall, if relevant, have the obligation and responsibility for and shall make any and all necessary reports in respect of the safe and lawful handling of the Licensed Products as a narcotic substance to each Competent Authority, and shall provide BDSI with a complete copy of any such report simultaneously with the submission of the report to each Competent Authority; if any such report is submitted to the appropriate Competent Authority in a language other than English, Meda shall also provide BDSI with a detailed summary of the material matters addressed in such report in English.

Section 11.06 Further Actions. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its Commercially Reasonable Efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from Competent Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (i) the United States’ Securities Exchange Act of 1934, as amended and the United States’ Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable securities laws and (ii) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party’s counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

Section 11.07 Protection of the Marks. Meda covenants and agrees that neither it nor its Affiliates shall publish, employ, or cooperate in the publication of any misleading or deceptive advertising material with regard to the Parties, the Licensed Product, the Licensed Technology, the Marks, or any trademarks of BDSI.

Section 11.08 Equitable Relief. The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of the covenants set forth in Article VIII or in this Article XI, and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non-breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 11.08 shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of the covenants set forth in Article VIII or in this Article XI. The Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of Article VIII or this Article XI by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of Article VIII or this Article XI. This Section 11.08 shall apply with equal force to the breaching Party’s Affiliates.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Section 11.09 ***.

ARTICLE XII

PRODUCT RECALL

Section 12.01 Product Recall Determination. If at any time or from time to time, a Competent Authority requests Meda to conduct a Product Recall of the Licensed Product in the Territory or if a voluntary Product Recall of the Licensed Product in the Territory is contemplated by Meda, Meda shall immediately notify BDSI in writing, and except as otherwise set forth in this Article XII, Meda will, at its sole cost and expense, conduct such Product Recall in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of the Licensed Product and the goodwill and reputation of the Parties, provided that:

(a) Meda shall not carry out a voluntary Product Recall in the Territory with respect to the Licensed Product without the prior written approval of BDSI, such approval not to be unreasonably withheld (for the avoidance of doubt, any Product Recall that is reasonably deemed necessary in order to avoid serious personal injury shall not be considered as a voluntary Product Recall, provided that Meda shall provide BDSI the opportunity to advise and comment with respect to any such Product Recall prior to its execution); and

(b) the Parties shall reasonably cooperate, at Meda’s expense, in the conduct of any Product Recall for the Licensed Product in the Territory.

Notwithstanding the foregoing, Meda may, without BDSI’s prior consent, immediately effect any Product Recall (A) resulting from any death or life-threatening adverse event associated with the Licensed Product or (B) required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions with respect to the Licensed Product. In the event Meda does not undertake such a Product Recall in a reasonable period of time, BDSI shall be entitled to do so without Meda’s prior written consent.

Section 12.02 Product Recall Management. Meda shall have the right to control and/or conduct any Product Recall in the Territory, subject to Section 12.01. The Product Recall shall be the sole responsibility of Meda or its Affiliates and shall be carried out by Meda or its Affiliates in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of the Licensed Product and the goodwill and reputation of the Parties, provided that BDSI shall share any such Product Recall responsibilities to the extent assumed by BDSI pursuant to the Supply Agreement. Meda shall maintain records of all sales and distribution of Licensed Product and customers in the Territory sufficient to reasonably adequately administer a Product Recall, for the period required by Applicable Law, and make such records available to BDSI or any designee thereof immediately upon request.

Section 12.03 Product Recall Costs. Notwithstanding Section 12.02, except as may be provided in the Supply Agreement, Meda shall bear all costs and expenses related to the conduct of any Product Recall in the Territory.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Section 12.04 Notification of Threatened Action. Throughout the duration of this Agreement and with respect to all Licensed Products the parties shall immediately notify each other of any information a Party receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Licensed Product or the continued marketing of the Licensed Product. Upon receipt of such information during the duration of this Agreement, Meda shall not take any action whatsoever without BDSI’s prior review and approval, such approval shall not be unreasonably withheld.

ARTICLE XIII

TERM AND TERMINATION

Section 13.01 Term. This Agreement shall commence as of the Effective Date and shall only expire on the termination of this Agreement.

Section 13.02 Termination by Either Party for Cause. Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

(a) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other Party (other than a failure to pay by Meda, which is addressed in Section 13.03(d) below), if the breaching Party has not cured such breach, if capable of being cured within such time period, within 60 days after written notice thereof by the non-breaching Party, provided that, notwithstanding the foregoing, BDSI shall be entitled to terminate this Agreement pursuant to Section 13.03 without providing the aforementioned opportunity to cure.

Section 13.03 Termination by BDSI. BDSI may, by written notice to Meda, terminate this Agreement upon the occurrence of any of the following:

(a) Upon the failure by Meda to pay the license fee pursuant to Section 3.01.

(b) On a country by country basis upon the loss, revocation, suspension, termination, or expiration of Meda’s license to sell narcotics in any country in the Territory, if Meda fails to take the actions necessary to reinstate such license within sixty (60) days of such loss, revocation, suspension, termination, or expiration, or any material breach of Section 11.04 which is not remedied within sixty (60) days thereof. If such loss, revocation, suspension, termination, or expiration of Meda’s license to sell narcotics occurs simultaneously in three (3) of the following countries, ***, BDSI may terminate the license ***.

(c) Upon or after the breach of any material provision of the Supply Agreement by Meda (other than a failure to pay by Meda, which is addressed in Section 13.03(d) below), if Meda has not cured such breach, if capable of being cured within such time period,

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

within *** after written notice thereof by the non-breaching Party, provided that, notwithstanding the foregoing, BDSI shall be entitled to terminate this Agreement pursuant to Section 13.03(d) without providing the aforementioned opportunity to cure.

(d) Upon the failure by Meda to pay any amount in excess of US$*** under this Agreement or the Supply Agreement within *** from receipt of a second written notice (as given pursuant to Section 14.06 hereof) thereof from BDSI (with respect to products supplied under the Supply Agreement, the invoice accompanying such products or otherwise provided in conjunction with their shipment shall not be deemed the first “notice” for purposes of this paragraph), with a copy of such second notice (as given pursuant to Section 14.06 hereof) to Meda´s CEO at the address referenced in Section 14.06. If any payment, or portion thereof, due under this Agreement is the subject of a reasonable good faith dispute (a “Disputed Amount”) between Meda and BDSI, BDSI shall not be entitled to terminate this Agreement with respect to any failure by Meda to pay the Disputed Amount until such dispute has been resolved by the parties (including, if necessary, pursuant to any arbitration under Section 14.03).

(e) Upon the occurrence of any material misrepresentation or omission in any Royalty Statement, which misrepresentation or omission is caused by Meda’s willful misconduct, gross negligence, or bad faith.

Section 13.03A Termination for Discontinuation. BDSI, following the earliest of (i) the expiration of the Initial Term in the ***, (ii) the expiration of all Patent Rights owned or exclusively in-licensed by BDSI claiming the Licensed Product in the United States, or (iii) ***, shall have the right, in its sole discretion, to terminate this Agreement upon thirty (30) days’ notice. Meda, following the expiration of the Initial Term in each of***, shall have the right, in its sole discretion, to terminate this Agreement upon *** notice. If BDSI terminates the Agreement under this Section 13.03A, ***, provided that upon any such termination by BDSI under this Section 13.03A, (i) the Parties’ obligations under the Supply Agreement shall continue until its expiration or termination in accordance with its terms, ***.

Section 13.04 Remedies. All of the non-breaching Party’s remedies with respect to a breach of this Agreement shall be cumulative, and the exercise of one remedy under this Agreement by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party’s right to sue for damages for such breach without terminating this Agreement.

Section 13.05 Effect of Termination.

(a) Upon any termination of this Agreement by either party pursuant to Section 13.02 or 13.03, Meda shall reimburse BDSI for Development Costs reasonably incurred or committed to by BDSI in accordance with the Development Plan prior to the effective date of such termination and for which Meda is otherwise obligated to reimburse BDSI pursuant to this Agreement, provided that (1) BDSI shall use Commercially Reasonable Efforts to minimize such costs and expenses between the termination notice date and the date of termination and (2) Meda shall not be required to reimburse any such costs incurred by BDSI to the extent they represent

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

the cost of performing specific activities which activities themselves constitute a breach of this Agreement.

(b) Upon any termination of this Agreement by either Party under Section 13.02 or 13.03, or any termination of this Agreement by Meda under Section 13.03A, (i) Meda’s rights under the Licensed Patent Rights, Marks, and the Licensed Technology shall terminate and (ii) Meda shall use its best efforts, if and as requested by BDSI, to have assigned to BDSI any manufacturing or other contracts entered into by Meda concerning the development, manufacture, marketing, distribution, or sale of the Licensed Product.

(c) Upon any termination of this Agreement by BDSI under Section 13.02 or 13.03 or by Meda under 13.03A, Meda hereby grants and assigns, to the extent not previously assigned to BDSI, to BDSI all right, title and interest in, to or under all Governmental Approvals, Books and Records, the Clinical Documentation, the Results, the Marketing Authorizations and all other data, reports, studies, analysis or similar items created or obtained by or on behalf of Meda in connection with the development, marketing or commercialization of Licensed Products in the Territory (or, if terminated by BDSI with respect to a particular country in the Territory under Section 13.03(b), in such country), and subject to any sublicenses, free, clear of any and all liens, claims, and encumbrances. Meda shall deliver all such items, including any copies thereof, to BDSI within five days of termination of this Agreement by BDSI pursuant to Section 13.02 or 13.03 or by Meda pursuant to 13.03A and agrees to take such actions as BDSI may reasonably request in order to effectuate the assignment set forth in this paragraph. Further, Meda hereby irrevocably appoints BDSI (which appointment is coupled with an interest) as its attorney in fact to execute and deliver in the name of and on behalf of Meda all documentation necessary to effectuate the assignment set forth in this paragraph.

(d) Upon termination of this Agreement by BDSI under Section 13.02 or 13.03, as elected by BDSI, Meda (and/or its Affiliates, if and as applicable) shall either (i) have the right, for a period of three months from the date of termination to distribute and sell existing inventory of Licensed Products, provided that such Licensed Products shall be sold at a price no less than ***% of the then current fair market value and that such sales shall be subject to the applicable terms and conditions of this Agreement, (ii) sell remaining inventory of Licensed Product and Demonstration Samples to BDSI at the purchase price paid by Meda or its Affiliates for such inventory (or, if manufactured by Meda or its Affiliates, the cost and expense of such manufacture), or (iii) destroy remaining inventory of Licensed Product and Demonstration Samples in accordance with Applicable Law, providing BDSI with proof of destruction in writing sufficient to comply with Applicable Law. Any sales of Licensed Product or Demonstration Samples made by Meda to BDSI pursuant to clause (ii) in the preceding sentence shall be made by Meda within *** of Meda’s receipt of BDSI’s written notice electing to make such purchase, and shall be shipped to BDSI appropriately packaged and stored. All transportation costs in connection with such sale, including without limitation, insurance, freight and duties, shall be paid by Meda. Amounts owed by BDSI to Meda pursuant to this Section 13.05(d) for the Licensed Product or Demonstration Samples sold to BDSI shall be paid by BDSI within 30 days after receipt by BDSI of an appropriately detailed invoice from Meda for the amount so owing to it by BDSI under this Section 13.05(d).

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

(e) Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 2.01(c), 2.04(a), 2.05, 3.03 (with respect to BDSI’s rights to Meda Marks), 3.04(a), 3.05, 4.05, 7.02, 9.06, 9.11, 11.01, 11.04, 11.05 (with respect to Meda’s activities during the Term and, if applicable, Licensed Products sold by Meda following termination in accordance with this Agreement), 11.06, and 11.07 and Articles I, VIII, X, XII (with respect to Licensed Products sold by Meda), XIII, and XIV shall survive expiration or termination of this Agreement

(f) Subject to the provisions of this Section 13.05, within *** following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party’s request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

(g) In the event (i) BDSI’s rights with respect to the Licensed Product under the Licensed Technology, Marks, and any other intellectual property rights which are the subject of Meda’s licenses under this Agreement are, in the case of a termination of the CDC Agreement by CDC pursuant to Section 10.2, 10.3, or 10.4 thereof for which BDSI does not exercise its continuation rights under Section 10.7 of the CDC Agreement, exclusively licensed and assigned to CDC or (ii) Arius’ rights under the Arius Two Agreement (or, if applicable, any rights granted to CDC by Arius Two pursuant to a separate agreement, as contemplated by Section 2.04(d) of the Arius Two Agreement) with respect to the Licensed Product under the Licensed Technology, Marks, and any other intellectual property rights which are the subject of Meda’s licenses under this Agreement are terminated as a result of a termination of the Arius Two Agreement (or, if applicable, subsequent agreement between CDC and Arius Two entered into pursuant to Section 2.04(d) of the Arius Two Agreement) then with respect to Arius Two, this Agreement, and with respect to CDC, the rights and benefits of BDSI under the Agreement, in each case, to the extent not imposing obligations in excess of those imposed on CDC or Arius Two, respectively, under the CDC Agreement or Arius Two Agreement, respectively, and Arius Two in the Arius Two Consent, respectively, shall be automatically assigned to CDC or Arius Two, as described in the CDC Consent and Arius Two Consent, as applicable, to provide for Meda’s continued quiet enjoyment of the rights granted to it under this Agreement in accordance with its terms.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Assignment. Except as explicitly contemplated by this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that BDSI may assign this Agreement and its rights and obligations hereunder without Meda’s consent (a) in connection with the transfer or sale of all or substantially all of the business of BDSI to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Affiliate of BDSI. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve BDSI of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

Section 14.02 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or for any other reason which is completely beyond the reasonable control of the Party (collectively a “Force Majeure”); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

Section 14.03 Governing Law; Jurisdiction; Dispute Resolution. This Agreement shall be governed by and construed under the state laws of the State of New York, without reference to its conflicts of laws principles. All disputes arising under or in connection with this agreement shall be finally settled by binding arbitration, initiated by either Party on ten (10) days notice to the other Party, under the Rules of Arbitration of the International Chamber of Commerce (“ICC”), applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the international pharmaceutical industry. The place of arbitration shall be New York, New York. Meda and BDSI shall each be entitled to select one (1) such arbitrator, with the two such arbitrators so selected selecting the third such arbitrator. In the event either Party fails to select its arbitrator within such ten (10) day period, the arbitrator selected by the other Party within such ten (10) day period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

Section 14.04 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

Section 14.05 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

Section 14.06 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, by e-mail or by facsimile machine, receipt confirmed, (b) on the following business day, if delivered by a nationally recognized overnight courier service, with receipt acknowledgement requested, or (c) three business days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the Party to whom it is directed at the following address (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other parties hereto):

If to BDSI:	BioDelivery Sciences International, Inc.
2501 Aerial Center Parkway, Suite 205
Morrisville, North Carolina 27560 USA
Attn: Mark Sirgo, Chief Executive Officer
Telephone: (919) 653-5160
Facsimile: (919) 653-5161

Copies to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607 USA
Attn: Larry E. Robbins, Esq.
Telephone: (919) 781-4000
Facsimile: (919) 781-4865

If to Meda:	Meda AB
Box 906
Pipers vag 2A
17009
Solna
Sweden
Attn: Anders Lonners, CEO
Telephone: +46 8 630 19 00
Facsimile: +46 8-630 19 19

Copies to:	Ramberg Advokater KB
Box 7531
Norrmalmstorg 1
103 93 Stockholm
Attn: Christer Nordén
Telephone: + 46 8-546 546 00
Facsimile: + 46 8-546 546 99

Section 14.07 Independent Contractors. It is expressly agreed that BDSI and Meda shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither BDSI nor Meda shall have the authority

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to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

Section 14.08 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

Section 14.09 Publicity. Meda and BDSI shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, (a) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq or any other stock exchange, or (b) if it has used reasonable efforts to consult with the other Party prior thereto, (such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within 48 hours after the recipient’s receipt of such press release or public statement). No such consent of the other Party shall be required to release information which has previously been made public.

Section 14.10 Entire Agreement; Amendment. This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

Section 14.11 Inspection Rights. Upon five days prior written notice from either Party (the “Requesting Party”), the Party receiving such notice (the “Audited Party”) shall permit an independent certified public accountant selected by the Requesting Party and reasonably acceptable to the Audited Party to audit and/or inspect only those books and records (including but not limited to financial records) as may be necessary pursuant to the terms of the applicable Section of this Agreement granting the applicable inspection rights to the Requesting Party pursuant to this Section 14.11. Any such independent accounting firm shall be subject to the confidentiality provisions of this Agreement. A copy of any report provided to a Party by the accountant shall be given concurrently to the other Party. Subject to the terms of this paragraph, such inspection shall be conducted (a) at the sole cost of the Requesting Party and (b) during the Audited Party’s normal business hours. If the applicable audit involves the calculation of payments to be made by one Party to the other Party and such accounting firm concludes that such calculations erroneously resulted in an overpayment or underpayment by one Party to the other Party with respect to any payment(s) due hereunder (a “Calculation Error”), within 30 days

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treatment are being requested are denoted with “***”.

of the date of delivery of such accounting firm’s report concluding that a Calculation Error occurred, the amount overpaid shall be repaid or the amount underpaid shall be augmented as necessary to correct the underpayment or overpayment caused by such Calculation Error, and if such Calculation Error resulted in an overpayment to or an underpayment from the Party responsible for such error, such Party shall pay interest on such amount at the Prime Rate of Interest plus three percent (3%). If the Audited Party was responsible for the Calculation Error and such Calculation Error was greater than 5% of the proper amount payable with respect to any particular Royalty Quarter, the Audited Party shall be solely responsible for the reasonable, documented costs associated with the audit. The rights granted to BDSI under this Section 14.11 may be exercised by CDC or Arius Two in a manner consistent with similar rights established with respect to each of them in Section 6.10 of the CDC Agreement and Sections 2.01(c), 2.04(b), 4.04(d), and 14.12 of the Arius Two Agreement, as applicable.

Section 14.12 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

Section 14.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be transmitted via facsimile and such signatures shall be deemed to be originals.

Section 14.14 Third Party Beneficiary. CDC shall be an intended third party beneficiary to this Agreement for the sole purpose of enforcing Section 13.05(g) of this Agreement.

[Signature page to follow.]

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treatment are being requested are denoted with “***”.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Effective Date.

ARIUS PHARMACEUTICALS, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and CEO

MEDA AB

By:	/s/ Anders Lonner
Name:	Anders Lonner
Title:	CEO

***CONFIDENTIAL TREATMENT REQUESTED***

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EXHIBIT A

CDC AGREEMENT

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treatment are being requested are denoted with “***”.

EXHIBIT B

DEVELOPMENT PROGRAM

***

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treatment are being requested are denoted with “***”.

EXHIBIT C

LICENSED PATENT RIGHTS

Filing Date	App. No.	Country	Title	Priority	Status/Action
16 Oct 1997	US97/18605	PCT	Pharmaceutical Carrier Device Suitable for Delivery of Pharmaceutical Compounds to Mucosal Surfaces	PCT of ‘519	Entered national phase

29 Apr 1999	US99/09378	PCT	Pharmaceutical Carrier Device Suitable for Delivery of Pharmaceutical Compounds to Mucosal Surfaces	PCT of ‘703	Entered national phase

16 Aug 2004	US2004/026531	PCT	Adhesive Bioerodible Transmucosal Drug Delivery System	PCT of 10,706,603	Entered national phase

—	—	EP	Same	Nat. Stage of PCT 18605	Issued. EP 0 973 497 B1[1] Expires on 16 Oct 2017

—	—	EP	Same	Nat. Stage of PCT09378	Issued. EP 1 079 813 B1[2] Expires: 16 Oct 2017

—	—	EP	Same	Nat. Stage of PCT026531	Pending

[1]	For PCT application US97/18605: it has issued in the following European countries with the expiration date of 16 Oct 2017: Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Greece, Ireland, Italy, Netherlands, and Sweden.

[2]	For PCT application US99/0378: it has issued in the following European countries with the expiration date of 16 Oct 2017: Austria, Belgium, Switzerland/Liechtenstein, Cyprus, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal and Sweden. Patents are pending in Cyprus and Monaco.

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

EXHIBIT D

ARIUS TWO AGREEMENT

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treatment are being requested are denoted with “***”.

EXHIBIT E

TERRITORY

Albania

Andorra

Austria

Belarus

Belgium

Bosnia-Herzegovina

Bulgaria

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

Former Yugoslav Republic of Macedonia

France

Germany

Greece

Hungary

Iceland

Ireland

Italy

Latvia

Liechtenstein

Lithuania

Luxembourg

Malta

Moldova

Monaco

Montenegro

Norway

Poland

Portugal

Romania

San Marino

Serbia

Slovakia

Slovenia

Spain

Sweden

Switzerland

The Netherlands

The United Kingdom

Turkey

Ukraine

Vatican City

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

EXHIBIT F

SUPPLY AGREEMENT

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

EXHIBIT G

MARKS

BEMA

BEMA FENTANYL